Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Michigan Premium Income Municipal Fund, Inc.
33-51162
811-7116


The annual meeting of shareholders was held in the
offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on
the election of Board Members, the elimination of
Fundamental Investment Policies and the approval of
new Fundamental Investment Policies.   The meeting
was subsequently adjourned to December 16, 2011.

Voting results for December 16, 2011 are as follows:

<c> Common and Preferred shares voting
together as a class
<c>  Preferred shares voting
together as a class
To approve the elimination of the

fundamental policies relating to the Funds ability to make loans.


   For
               3,491,138
                       539
   Against
                  250,280
                          -
   Abstain
                  131,909
                          -
   Broker Non-Votes
               1,305,937
                          -
      Total
               5,179,264
                          -



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
               3,478,699
                       539
   Against
                  261,585
                          -
   Abstain
                  133,043
                          -
   Broker Non-Votes
               1,305,937
                          -
      Total
               5,179,264
                       539

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090044